Exhibit 99.1

News Release
December 18, 2009
For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media	Denise D. VanBuren, (845) 471-8323

CH Energy Group Clarifies Gain on Recent Sale of Assets

(Poughkeepsie, NY)  CH Energy Group, Inc. (NYSE: CHG) announced on Dec. 11, 2009, that its subsidiary, Griffith Energy Services, Inc., had completed the sale of select operating divisions serving markets in Rhode Island, Connecticut and Pennsylvania as part of a strategic streamlining that is expected to reduce cash flow volatility and allow the fuel oil delivery firm to focus on its Mid-Atlantic operations.

At that time, it was also reported that the sale would result in a gain of approximately $6.5 million, or approximately 40 cents per share, after taxes.  For clarification, the reported gain is the amount that is expected to be recognized by Griffith Energy Services from the sale.  As a result of taxes applicable to CH Energy Group at its holding company level, the gain that CH Energy Group will recognize from the sale, on a consolidated basis, after taxes, is expected to total approximately $5.5 million, or approximately 35 cents per share.

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About CH Energy Group, Inc.: CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 56,000 customers in five states and Washington, D.C. CHEC also has interests in a Lexington, Neb., ethanol plant and several renewable energy projects in the Northeast.

Forward-Looking Statements –
Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.